Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

Contact:	John R. Stewart, CFA
EVP, Chief Financial Officer
Phone:	(219) 814–5833
Fax:	(219) 874–9280
Date:	October 21, 2026

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports Strong Third Quarter 2026 Results, Highlighted by Continued Peer Leading Profitability Metrics and Positive Balance Sheet Momentum

Michigan City, Indiana, October 21, 2026 (GLOBE NEWSWIRE) – (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”), the parent company of Horizon Bank (the “Bank”), announced its unaudited financial results for the three months ended September 30, 2026.

“Horizon’s high-quality community banking model continues to demonstrate consistency and durability in an ever-changing macroeconomic environment. Our results through the first nine months of 2026 reflect that strength, with annualized return on average assets remaining above 1.60%, return on tangible common equity of 20%, and the net interest margin sustained in the mid-4.30% range. Despite a meaningful shift in the interest rate outlook since the beginning of the year, our expectations for the business have changed very little, underscoring the resiliency and predictability embedded in our business model,” said President and CEO, Thomas Prame. “During the first nine months of 2026, loans held-for-investment and total deposits increased by $129 million and $206 million, respectively, consistent with our outlook for mid-single-digit organic growth. This performance was further enhanced by continued positive momentum across our fee income businesses and a disciplined approach to expense management. We believe this consistent, low-volatility financial performance will continue to compound capital at peer-leading levels, which remains the cornerstone of our long-term value proposition for shareholders”.

Net income for the three months ended September 30, 2026 was $28.7 million, or $0.56 per diluted share, compared to net income of $24.9 million, or $0.49, for the second quarter of 2026 and net loss of $222.0 million, or $(4.69) per diluted share, for the third quarter of 2025.

Net income for the nine months ended September 30, 2026 was $79.7 million, or $1.55 per diluted share, compared to net loss of $177.4 million, or $(3.94), for the nine months ended September 30, 2025.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

Third Quarter 2026 Highlights

•Durability of top-tier performance metrics continues to reflect the strength of Horizon’s highly productive community banking model. During the third quarter, the Company generated an annualized return on average assets of 1.73% and a return on average tangible common equity of 20.03%.

•Net interest income of $65.2 million increased 11.6% compared with $58.4 million in the year ago period. The net interest margin, on a fully taxable equivalent ("FTE") basis1, was 4.37%, consistent with the 4.37% reported for the three months ended June 30, 2026, and significantly higher than the 3.52% reported in the comparable year ago period.

•Total deposits continue to trend favorably, growing by $81.2 million during the quarter, or 6.0% on an annualized basis. These results were further enhanced by the 9.7% annualized growth in non-time deposits. Total deposit costs, inclusive of non-interest bearing balances, remains low, at 1.57%.

•Total loans held for investment ("HFI") increased 3.7% compared to the linked quarter annualized, with balanced growth between commercial, mortgage and consumer portfolios. Loan pipelines continue to be consistent, reflective of Horizon’s attractive markets and relationship based community banking model.

•Credit quality remained strong, with annualized net charge offs of 0.10% of average loans during the third quarter. Non-performing assets remain well within expected and historical ranges, with non-performing assets to total assets of 0.68%.
1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

	Financial Highlights
	(Dollars in Thousands Except Share and Per Share Data and Ratios)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Income statement:
Net interest income	$65,159	$63,490	$62,240	$63,476	$58,386
Provision (benefit) for credit losses	1,300	916	391	1,630	(3,572)
Non-interest income (loss)	11,930	12,014	11,243	11,463	(295,334)
Non-interest expense	41,512	43,844	40,747	40,615	52,952
Income tax expense (benefit)	5,610	5,836	6,177	5,773	(64,338)
Net Income (Loss)	$28,667	$24,908	$26,168	$26,921	$(221,990)

Per share data:
Basic earnings (loss) per share	$0.56	$0.49	$0.51	$0.53	$(4.69)
Diluted earnings (loss) per share	0.56	0.49	0.51	0.53	(4.69)
Cash dividends declared per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	13.68	14.21	13.69	13.50	12.96
Market value - high	20.80	20.29	18.68	18.47	16.88
Market value - low	18.83	16.76	15.57	15.04	15.01
Weighted average shares outstanding - Basic	51,107,844	51,082,827	50,987,426	50,975,693	47,311,642
Weighted average shares outstanding - Diluted	51,358,616	51,304,962	51,243,002	51,277,134	47,311,642
Common shares outstanding (end of period)	51,110,798	51,093,048	51,056,888	50,978,030	50,970,530

Key ratios:
Return on average assets	1.73%	1.54%	1.62%	1.63%	(12.07)%
Return on average stockholders' equity	15.61	13.97	14.99	15.71	(120.37)
Total equity to total assets	10.61	11.05	10.65	10.69	9.84
Total loans to deposit ratio	91.39	91.93	90.15	92.62	87.41
Allowance for credit losses to HFI loans	1.04	1.05	1.05	1.05	1.04
Annualized net charge-offs of average total loans (1)	0.10	0.05	0.05	0.08	0.07
Efficiency ratio	53.85	58.07	55.45	54.20	(22.35)

Key metrics (Non-GAAP) (2)
Net FTE interest margin	4.37%	4.37%	4.29%	4.29%	3.52%
Return on average tangible common equity	20.03	18.05	19.02	20.66	(155.03)
Tangible common equity to tangible assets	8.38	8.81	8.39	8.38	7.60
Tangible book value per common share	$10.54	$11.06	$10.52	$10.32	$9.76

(1) Average total loans includes loans held for investment and held for sale.
(2) Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results
Income Statement Highlights

Net Interest Income

Net interest income was $65.2 million in the third quarter of 2026, compared to $63.5 million in the second quarter of 2026, driven by the continued strength of the Company's net FTE interest margin1, which remained consistent at 4.37% when compared to the second quarter of 2026. The resiliency in the margin is reflective of continued disciplined loan and deposit pricing and a favorable cashflow redeployment profile during the quarter.

Provision for Credit Losses

During the third quarter of 2026, the Company recorded a provision for credit losses of $1.3 million. This compares to a recorded provision for credit losses of $0.9 million during the second quarter of 2026, and a benefit for credit losses of $3.6 million during the third quarter of 2025. The increase in the provision for credit losses during the third quarter of 2026 when compared with the second quarter of 2026 was primarily due to changes in the economic forecast, net loan growth and an increase in specific reserves on commercial loans.

For the third quarter of 2026, net charge-offs were $1.2 million, or an annualized 0.10% of average loans outstanding, compared to net charge-offs of $0.6 million, or an annualized 0.05% of average loans outstanding for the second quarter of 2026, and net charge-offs of $0.8 million, or an annualized 0.07% of average loans outstanding, in the third quarter of 2025.

The Company’s allowance for credit losses as a percentage of period-end loans HFI was 1.04% at September 30, 2026, down from 1.05% at June 30, 2026, and consistent with 1.04% at September 30, 2025.

Non-Interest Income

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Thousands)	2026	2026	2026	2025	2025
Non-interest Income (Loss)
Service charges on deposit accounts	$3,518	$3,376	$3,524	$3,341	$3,474
Wire transfer fees	65	67	63	66	71
Interchange fees	3,537	3,595	3,373	3,445	3,510
Fiduciary activities	1,465	1,501	1,556	1,560	1,363
Gain (loss) on sale of investment securities	(8)	—	—	1	(299,132)
Gain on sale of mortgage loans	2,125	1,576	1,090	1,296	1,208
Mortgage servicing income net of impairment	246	350	337	352	351
Increase in cash value of bank owned life insurance	385	345	333	360	379
Other income (loss)	597	1,204	967	1,042	(6,558)
Total non-interest income (loss)	$11,930	$12,014	$11,243	$11,463	$(295,334)

Total non-interest income was $11.9 million in the third quarter of 2026, compared to non-interest income of $12.0 million in the second quarter of 2026. The third quarter performance reflects an increase in the gain on sale of mortgage loans due to increased volumes and wider margins on loan sales, offset by a decrease in other income and lower net mortgage servicing revenue owed to increased amortization of mortgage servicing rights. All other components of non-interest income remained relatively stable quarter over quarter.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

Non-Interest Expense

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Thousands)	2026	2026	2026	2025	2025
Non-interest Expense
Salaries and employee benefits	$24,233	$24,194	$23,187	$21,895	$22,698
Net occupancy expenses	3,701	3,698	4,197	3,718	3,321
Data processing	3,377	3,631	3,353	3,128	2,933
Professional fees	631	(64)	929	1,083	808
Outside services and consultants	2,619	2,537	2,764	3,035	3,844
Loan expense	1,505	1,417	1,219	1,183	1,237
FDIC insurance expense	680	1,003	1,023	1,251	1,345
Core deposit intangible amortization	620	675	675	706	706
Prepayment penalties	—	—	—	—	12,680
Other losses	308	115	192	732	131
Other expense	3,838	6,638	3,208	3,884	3,249
Total non-interest expense	$41,512	$43,844	$40,747	$40,615	$52,952

Total non-interest expense was $41.5 million in the third quarter of 2026, compared to $43.8 million in the second quarter of 2026. The decrease was driven by the previously announced second quarter legal charge for $3.1 million in other expense, which did not recur. Apart from this item, the decrease was driven by a reduction in FDIC insurance expense of $0.3 million and a decline in data processing expenses of $0.3 million. These variances were partially offset by a more normalized run rate in professional fees of $0.7 million. All other components of non-interest expense remained relatively stable quarter over quarter.

Income Taxes

Horizon recorded a net tax expense of $5.6 million for the third quarter of 2026, resulting in an effective tax rate of 16.4%, compared to 19.0% for the second quarter of 2026. Income tax expense was favorably impacted by a discrete benefit of $0.9 million in the third quarter of 2026.

Balance Sheet Highlights

Total assets increased by $17.0 million, or 0.3%, to $6.6 billion as of September 30, 2026 when compared to the prior period. Asset growth during the period was primarily driven by an increase in gross loans HFI of $46.9 million, an increase in other assets of $22.1 million and an increase in non-interest earning cash of $11.8 million. The increase was partially offset by a decrease in investment securities of $40.2 million and a decrease in interest earning deposits of $24.6 million.

Total deposits increased by $81.1 million, or 1.5%, to $5.5 billion as of September 30, 2026 compared with June 30, 2026. The increase was driven by a $84.0 million increase in interest bearing deposits, a $12.2 million increase in savings and money market deposits and a $8.8 million increase in non-interest-bearing demand deposits. The increase was partially offset by a decrease of $23.9 million in time deposits. The overall increase in deposits reflects continued success in core deposit gathering efforts.

Overall, balance sheet growth during the quarter reflected a combination of steady loan and deposit growth, and proactive liquidity management. Management continues to focus on maintaining a strong funding position while supporting measured, relationship-driven loan growth aligned with creating long-term shareholder value.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results
Capital

The following table presents the Consolidated Regulatory Capital Ratios of the Company for the previous three quarters, and the Company’s preliminary estimate of its consolidated regulatory capital ratios for the quarter ended September 30, 2026:

For the Quarter Ended	September 30,	June 30,	March 31,	December 31,
	2026*	2026	2026	2025
Consolidated Capital Ratios
Total capital (to risk-weighted assets)	15.48%	15.02%	14.76%	14.36%
Tier 1 capital (to risk-weighted assets)	12.62	12.17	11.90	11.51
Common equity tier 1 capital (to risk-weighted assets)	11.53	11.09	10.81	10.42
Tier 1 capital (to average assets)	10.37	10.17	9.84	9.55
*Preliminary estimate - may be subject to change

As of September 30, 2026, the ratio of total stockholders’ equity to total assets is 10.61%. Book value per common share was $13.68, decreasing $0.53 during the third quarter of 2026, primarily due to an increase in unrealized losses recorded in accumulated other comprehensive income.

Tangible common equity1 totaled $538.9 million at September 30, 2026, and the ratio of tangible common equity to tangible assets1 was 8.38% at September 30, 2026, down from 8.81% at June 30, 2026. Tangible book value1 which excludes intangible assets from total equity, per common share was $10.54 at September 30, 2026.

Credit Quality

As of September 30, 2026, total non-accrual loans increased by $1.4 million from June 30, 2026, and represent 0.67% of total loans held for investment. Total non-performing assets increased by $0.9 million, to $44.6 million, compared with $43.7 million at June 30, 2026. Non-performing assets are 0.68% of total assets at quarter end, up slightly from 0.66% at June 30, 2026.

For the quarter ended September 30, 2026, net charge-offs were $1.2 million, or 0.10% annualized of average loans. Charge‑off levels during the quarter remained low, and consistent with management’s expectations, reflecting a continued focus on disciplined underwriting and proactive portfolio monitoring. Overall, credit metrics remain stable, and management continues to closely monitor portfolio performance in the current economic environment.

1 Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results
Earnings Conference Call

As previously announced, Horizon will host a conference call to review its third quarter financial results and operating performance.

Participants may access the live conference call on October 22, 2026 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 1-833-974-2379 from the United States and Canada or 1-412-317-5772 from international locations and requesting the “Horizon Bancorp, Inc. Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through November 22, 2026. The replay may be accessed by dialing 1-855-669-9658 from the United States and Canada, or 1–412–317-0088 from other international locations, and entering the access code 1977515.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $6.6 billion-asset commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, pre-tax, pre-provision net income, net interest margin, tangible stockholders’ equity and tangible book value per share, efficiency ratio, the return on average assets, the return on average common equity, and return on average tangible equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them. Horizon believes these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to one-time costs and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP information identified herein and its most comparable GAAP measures.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results
Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs, changes within the domestic and international macroeconomic environment, including trade policy, monetary and fiscal policy, inflation levels, and conditions in the investment, credit, interest rate, and derivatives markets, and their impact on Horizon and its customers; current financial conditions within the banking industry; changes in the level and volatility of interest rates, changes in spreads on earning assets and changes in interest bearing liabilities; increased interest rate sensitivity; loss of key Horizon personnel; increases in disintermediation; potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms take a greater market share of the payment systems; estimates of fair value of certain of Horizon’s assets and liabilities; changes in prepayment speeds, loan originations, credit losses, market values, collateral securing loans and other assets; changes in sources of liquidity; legislative and regulatory actions and reforms; changes in accounting policies or procedures as may be adopted and required by regulatory agencies; litigation, regulatory enforcement, and legal compliance risk and costs; rapid technological developments and changes; cyber terrorism and data security breaches; the rising costs of cybersecurity; the ability of the U.S. federal government to manage federal debt limits; climate change and social justice initiatives; the inability to realize cost savings or revenues or to effectively implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; acts of terrorism, war and global conflicts, and the effects of foreign and military policies of the U.S. government; and supply chain disruptions and delays. These and additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Horizon’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

	Condensed Consolidated Statements of Income
	(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Interest Income
Loans receivable	$79,580	$77,740	$75,104	$77,238	$79,561
Investment securities - taxable	7,426	7,248	7,494	7,688	6,631
Investment securities - tax-exempt	2,570	2,583	2,544	2,498	4,581
Other	1,493	937	1,509	1,864	2,063
Total interest income	91,069	88,508	86,651	89,288	92,836
Interest Expense
Deposits	21,365	20,479	19,944	21,228	25,726
Borrowed funds	1,655	1,655	1,654	1,749	5,924
Subordinated notes	1,898	1,904	1,830	1,811	1,731
Junior subordinated debentures issued to capital trusts	992	980	983	1,024	1,069
Total interest expense	25,910	25,018	24,411	25,812	34,450
Net Interest Income	65,159	63,490	62,240	63,476	58,386
Provision (benefit) for credit losses	1,300	916	391	1,630	(3,572)
Net Interest Income after Provision for Credit Losses	63,859	62,574	61,849	61,846	61,958
Non-interest Income (loss)
Service charges on deposit accounts	3,518	3,376	3,524	3,341	3,474
Wire transfer fees	65	67	63	66	71
Interchange fees	3,537	3,595	3,373	3,445	3,510
Fiduciary activities	1,465	1,501	1,556	1,560	1,363
Gain (loss) on sale of investment securities	(8)	—	—	1	(299,132)
Gain on sale of mortgage loans	2,125	1,576	1,090	1,296	1,208
Mortgage servicing income net of impairment	246	350	337	352	351
Increase in cash value of bank owned life insurance	385	345	333	360	379
Other income (loss)	597	1,204	967	1,042	(6,558)
Total non-interest income (loss)	11,930	12,014	11,243	11,463	(295,334)
Non-interest Expense
Salaries and employee benefits	24,233	24,194	23,187	21,895	22,698
Net occupancy expenses	3,701	3,698	4,197	3,718	3,321
Data processing	3,377	3,631	3,353	3,128	2,933
Professional fees	631	(64)	929	1,083	808
Outside services and consultants	2,619	2,537	2,764	3,035	3,844
Loan expense	1,505	1,417	1,219	1,183	1,237
FDIC insurance expense	680	1,003	1,023	1,251	1,345
Core deposit intangible amortization	620	675	675	706	706
Prepayment penalties	—	—	—	—	12,680
Other losses	308	115	192	732	131
Other expense	3,838	6,638	3,208	3,884	3,249
Total non-interest expense	41,512	43,844	40,747	40,615	52,952
Income (Loss) Before Income Taxes	34,277	30,744	32,345	32,694	(286,328)
Income tax expense (benefit)	5,610	5,836	6,177	5,773	(64,338)
Net Income (Loss)	$28,667	$24,908	$26,168	$26,921	$(221,990)
Basic Earnings (Loss) Per Share	$0.56	$0.49	$0.51	$0.53	$(4.69)
Diluted Earnings (Loss) Per Share	0.56	0.49	0.51	0.53	(4.69)

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

	Condensed Consolidated Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended for the Period
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Assets
Interest earning assets
Federal funds sold	$5,113	$—	$—	$—	$—
Interest earning deposits	120,965	145,571	190,717	72,646	381,860
Federal Home Loan Bank stock	7,418	7,418	45,713	45,713	45,713
Investment securities, held for trading	3,979	3,885	3,983	3,883	598
Investment securities, available for sale	857,429	897,764	882,168	875,414	883,242
Loans held for sale	3,523	5,147	9,821	9,778	1,921
Gross loans held for investment (HFI)	5,005,979	4,959,120	4,878,549	4,876,542	4,823,669
Total Interest earning assets	6,004,406	6,018,905	6,010,951	5,883,976	6,137,003
Non-interest earning assets
Allowance for credit losses	(52,310)	(51,921)	(51,297)	(51,299)	(50,178)
Cash	84,222	72,378	68,354	66,813	76,395
Cash value of life insurance	37,799	37,410	37,065	36,732	37,762
Other assets	237,135	215,032	217,649	215,460	226,247
Goodwill	155,211	155,211	155,211	155,211	155,211
Other intangible assets	5,209	5,829	6,505	7,180	7,886
Premises and equipment, net	92,129	90,939	90,763	92,805	93,413
Interest receivable	27,344	30,377	29,015	29,733	28,758
Total non-interest earning assets	586,739	555,255	553,265	552,635	575,494
Total assets	$6,591,145	$6,574,160	$6,564,216	$6,436,611	$6,712,497
Liabilities
Savings and money market deposits	$3,291,751	$3,195,553	$3,119,034	$3,094,231	$3,198,332
Time deposits	1,080,445	1,104,316	1,163,807	1,102,478	1,199,681
Borrowings	150,589	153,707	159,825	160,118	160,206
Repurchase agreements	23,986	69,278	66,004	88,468	86,966
Subordinated notes	98,366	98,318	98,262	98,215	154,011
Junior subordinated debentures issued to capital trusts	57,838	57,789	57,740	57,688	57,636
Total interest earning liabilities	4,702,975	4,678,961	4,664,672	4,601,198	4,856,832
Non-interest bearing deposits	1,109,178	1,100,355	1,139,466	1,078,708	1,122,888
Interest payable	6,487	10,862	8,537	12,892	12,395
Other liabilities	73,202	57,793	52,514	55,562	59,611
Total liabilities	5,891,842	5,847,971	5,865,189	5,748,360	6,051,726
Stockholders’ Equity
Preferred stock	—	—	—	—	—
Common stock	—	—	—	—	—
Additional paid-in capital	461,298	460,610	459,799	459,243	458,734
Retained earnings	310,017	289,594	272,941	255,004	236,312
Accumulated other comprehensive (loss)	(72,012)	(24,015)	(33,713)	(25,996)	(34,275)
Total stockholders’ equity	699,303	726,189	699,027	688,251	660,771
Total liabilities and stockholders’ equity	$6,591,145	$6,574,160	$6,564,216	$6,436,611	$6,712,497

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

	Loans and Deposits
	(Dollars in Thousands, Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,	% Change
	2026	2026	2026	2025	2025	Q3'26 vs Q2'26	Q3'26 vs Q3'25
Loans:
Commercial real estate	$2,435,166	$2,445,173	$2,443,582	$2,421,863	$2,366,956	—%	3%
Commercial & Industrial	1,107,176	1,085,008	1,023,068	1,010,545	989,609	2%	12%
Total commercial	3,542,342	3,530,181	3,466,650	3,432,408	3,356,565	—%	6%
Residential Real estate	772,223	755,707	750,108	772,427	783,850	2%	(1)%
Consumer	691,414	673,232	661,791	671,707	683,254	3%	1%
Total loans held for investment	5,005,979	4,959,120	4,878,549	4,876,542	4,823,669	1%	4%
Loans held for sale	3,523	5,147	9,821	9,778	1,921	(32)%	83%
Total loans	$5,009,502	$4,964,267	$4,888,370	$4,886,320	$4,825,590	1%	4%

Deposits:
Interest bearing deposits	$1,748,378	$1,664,367	$1,611,795	$1,639,857	$1,715,471	5%	2%
Savings and money market deposits	1,543,373	1,531,186	1,507,239	1,454,374	1,482,861	1%	4%
Time deposits	1,080,445	1,104,316	1,163,807	1,102,478	1,199,681	(2)%	(10)%
Total Interest bearing deposits	4,372,196	4,299,869	4,282,841	4,196,709	4,398,013	2%	(1)%
Non-interest bearing deposits
Non-interest bearing deposits	1,109,178	1,100,355	1,139,466	1,078,708	1,122,888	1%	(1)%
Total deposits	$5,481,374	$5,400,224	$5,422,307	$5,275,417	$5,520,901	2%	(1)%

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

	Average Balance Sheet
	(Dollars in Thousands, Unaudited)
	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)	Average Balance	Interest(4)(6)	Average Rate(4)
Assets
Interest earning assets
Interest earning deposits (incl. Fed Funds Sold)	$158,544	$1,493	3.74%	$101,650	$936	3.69%	$185,665	$2,062	4.41%
Federal Home Loan Bank stock	7,418	188	10.05%	15,834	259	6.56%	45,549	862	7.51%
Investment securities - taxable (1)	583,994	7,238	4.92%	584,471	6,990	4.80%	792,829	5,769	2.89%
Investment securities - non-taxable (1)	314,702	3,253	4.10%	314,064	3,270	4.18%	763,488	5,799	3.01%
Total investment securities	898,696	10,491	4.63%	898,535	10,260	4.58%	1,556,317	11,568	2.95%
Loans receivable (2) (3)	4,949,830	79,959	6.41%	4,916,799	78,140	6.37%	4,979,211	79,941	6.37%
Total interest earning assets	6,014,488	92,131	6.08%	5,932,818	89,595	6.06%	6,766,742	94,433	5.54%
Non-interest earning assets
Cash and due from banks	71,519			71,692			83,616
Allowance for credit losses	(51,675)			(51,106)			(54,072)
Other assets	539,582			535,339			501,590
Total average assets	$6,573,914			$6,488,743			$7,297,876

Liabilities and Stockholders' Equity
Interest bearing liabilities
Interest bearing demand deposits	$1,679,248	$5,392	1.27%	$1,627,013	$5,011	1.24%	$1,708,446	$6,687	1.55%
Saving and money market deposits	1,517,894	6,717	1.76%	1,484,771	5,981	1.62%	1,636,428	8,204	1.99%
Time deposits	1,086,343	9,256	3.38%	1,116,139	9,488	3.41%	1,198,279	10,835	3.59%
Total Deposits	4,283,485	21,365	1.98%	4,227,923	20,480	1.94%	4,543,153	25,726	2.25%
Borrowings	150,083	1,464	3.87%	150,118	1,435	3.83%	601,889	5,535	3.65%
Repurchase agreements	59,040	191	1.28%	67,494	219	1.30%	88,721	389	1.74%
Subordinated notes	98,335	1,898	7.66%	98,279	1,904	7.77%	91,032	1,731	7.54%
Junior subordinated debentures issued to capital trusts	57,807	992	6.81%	57,758	980	6.81%	57,602	1,069	7.36%
Total interest bearing liabilities	4,648,750	25,910	2.21%	4,601,572	25,018	2.18%	5,382,397	34,450	2.54%
Non-interest bearing liabilities
Demand deposits	1,131,714			1,117,113			1,120,719
Accrued interest payable and other liabilities	64,887			55,032			63,104
Stockholders' equity	728,563			715,026			731,657
Total average liabilities and stockholders' equity	$6,573,914			$6,488,743			$7,297,876
Net FTE interest income (non-GAAP) (5)		$66,221			$64,577			$59,983
Less FTE adjustments (4)		1,062			1,087			1,597
Net Interest Income		$65,159			$63,490			$58,386
Net FTE interest margin (Non-GAAP) (4)(5)			4.37%			4.37%			3.52%
(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.
(2) Includes fees on loans held for sale and held for investment. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non-accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees.
(4) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company's performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(5) Non-GAAP financial metric. See non-GAAP reconciliation included herein for the most directly comparable GAAP measure.
(6) Includes dividend income on Federal Home Loan Bank stock

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

	Credit Quality
	(Dollars in Thousands Except Ratios, Unaudited)
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	% Change
	2026	2026	2026	2025	2025	Q3'26 vs Q2'26	Q3'26 vs Q3'25
Non-accrual loans
Commercial	$19,557	$17,843	$15,761	$14,549	$12,303	10%	59%
Residential Real estate	8,737	8,454	10,607	10,087	9,256	3%	(6)%
Consumer	5,377	6,004	8,416	7,821	7,799	(10)%	(31)%
Total non-accrual loans	33,671	32,301	34,784	32,457	29,358	4%	15%
90 days and greater delinquent - accruing interest	2,256	2,632	2,211	2,489	1,608	(14)%	40%
Total non-performing loans	$35,927	$34,933	$36,995	$34,946	$30,966	3%	16%

Other real estate owned
Commercial	$846	$463	$594	$539	$272	83%	211%
Residential Real estate	957	570	631	672	769	68%	24%
Consumer	2,647	3,633	1,875	480	480	(27)%	451%
Total other real estate owned	4,450	4,666	3,100	1,691	1,521	(5)%	193%

Other non-performing assets (1)	$4,262	$4,094	$3,935	$3,991	$3,228	4%	32%

Total non-performing assets	$44,639	$43,693	$44,030	$40,628	$35,715	2%	25%

Loan data:
Accruing 30 to 89 days past due loans	$21,108	$21,296	$19,379	$24,580	$24,784	(1)%	(15)%
Substandard loans	60,271	64,564	63,419	59,365	63,236	(7)%	(5)%
Net charge-offs (recoveries)
Commercial	$733	$295	$339	$436	$294	148%	149%
Residential Real estate	3	46	1	(25)	19	(93)%	(84)%
Consumer	457	264	285	559	518	73%	(12)%
Total net charge-offs	$1,193	$605	$625	$970	$831	97%	44%

Allowance for credit losses
Commercial	$35,431	$36,122	$34,997	$35,473	$34,390	(2)%	3%
Residential Real estate	2,844	2,958	3,183	3,183	3,082	(4)%	(8)%
Consumer	14,035	12,841	13,117	12,643	12,706	9%	10%
Total allowance for credit losses	$52,310	$51,921	$51,297	$51,299	$50,178	1%	4%

Credit quality ratios
Non-accrual loans to HFI loans	0.67%	0.65%	0.71%	0.67%	0.61%
Non-performing assets to total assets	0.68%	0.66%	0.67%	0.63%	0.53%
Annualized net charge-offs of average total loans	0.10%	0.05%	0.05%	0.08%	0.07%
Allowance for credit losses to HFI loans	1.04%	1.05%	1.05%	1.05%	1.04%
(1) Other non-performing assets consist of a single available for sale debt security placed on non-accrual status.

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

		Non–GAAP Reconciliation of Net Fully-Taxable Equivalent ("FTE") Interest Margin
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2026	2026	2026	2025	2025
Interest income (GAAP)	(A)	$91,069	$88,508	$86,651	$89,288	$92,836
Taxable-equivalent adjustment:
Investment securities - tax exempt (1)		683	686	676	665	1,218
Loan receivable (2)		379	402	381	390	379
Interest income (non-GAAP)	(B)	92,131	89,596	87,708	90,343	94,433
Interest expense (GAAP)	(C)	25,910	25,018	24,411	25,812	34,450
Net interest income (GAAP)	(D) =(A) - (C)	$65,159	$63,490	$62,240	$63,476	$58,386
Net FTE interest income (non-GAAP)	(E) = (B) - (C)	$66,221	$64,578	$63,297	$64,531	$59,983
Average interest earning assets	(F)	6,014,488	5,932,818	5,984,972	5,967,328	6,766,742
Net FTE interest margin (non-GAAP)	(G) = (E*) / (F)	4.37%	4.37%	4.29%	4.29%	3.52%

(1) The following represents municipal securities interest income for investment securities classified as available-for-sale and held-to-maturity
(2) The following represents municipal loan interest income for loan receivables classified as held for sale and held for investment
*Annualized

		Non–GAAP Reconciliation of Return on Average Tangible Common Equity
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2026	2026	2026	2025	2025

Net income (loss) (GAAP)	(A)	$28,667	$24,908	$26,168	$26,921	$(221,990)

Average stockholders' equity	(B)	$728,563	$715,026	$707,916	$679,821	$731,657
Average intangible assets	(C)	160,809	161,471	162,148	162,838	163,552
Average tangible equity (Non-GAAP)	(D) = (B) - (C)	$567,754	$553,555	$545,768	$516,983	$568,105
Return on average tangible common equity ("ROACE") (non-GAAP)	(E) = (A*) / (D)	20.03%	18.05%	19.02%	20.66%	(155.03)%
*Annualized

		Non–GAAP Reconciliation of Tangible Common Equity to Tangible Assets
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2026	2026	2026	2025	2025
Total stockholders' equity (GAAP)	(A)	$699,303	$726,189	$699,027	$688,251	$660,771
Intangible assets (end of period)	(B)	160,421	161,041	161,716	162,391	163,097
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$538,882	$565,148	$537,311	$525,860	$497,674

Total assets (GAAP)	(D)	$6,591,145	$6,574,160	$6,564,216	$6,436,612	$6,712,497
Intangible assets (end of period)	(B)	160,421	161,041	161,716	162,391	163,097
Total tangible assets (non-GAAP)	(E) = (D) - (B)	$6,430,724	$6,413,119	$6,402,500	$6,274,221	$6,549,400

Tangible common equity to tangible assets (Non-GAAP)	(G) = (C) / (E)	8.38%	8.81%	8.39%	8.38%	7.60%

Horizon Bancorp, Inc. Reports Third Quarter 2026 Results

		Non–GAAP Reconciliation of Tangible Book Value Per Share
		(Dollars in Thousands, Unaudited)
		Three Months Ended
		September 30,	June 30,	March 31,	December 31,	September 30,
		2026	2026	2026	2025	2025
Total stockholders' equity (GAAP)	(A)	$699,303	$726,189	$699,027	$688,251	$660,771
Intangible assets (end of period)	(B)	160,421	161,041	161,716	162,391	163,097
Total tangible common equity (non-GAAP)	(C) = (A) - (B)	$538,882	$565,148	$537,311	$525,860	$497,674
Common shares outstanding	(D)	51,110,798	51,093,048	51,056,888	50,978,030	50,970,530

Tangible book value per common share (non-GAAP)	(E) = (C) / (D)	$10.54	$11.06	$10.52	$10.32	$9.76